    As Filed with the Securities and Exchange Commission on February 6, 1996
                                                       Registration No.
-------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                        _________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                       __________________________________

                               ALCIDE CORPORATION
               (Exact name of issuer as specified in its charter)

            DELAWARE                                           22-2445061
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                             8561 154th Avenue N.E.
                   Redmond, Washington                   98052
               (Address of principal executive office) (Zip Code)

                    ALCIDE CORPORATION 1993 STOCK OPTION PLAN

       OPTIONS TO PURCHASE AN AGGREGATE OF 360,730 SHARES OF COMMON STOCK
         GRANTED TO DON CHAIFETZ, IRWIN ENGELMAN, ROLAND M. HENDRICKSON,
          THOMAS L. KEMPNER, NELSON LEVY, NORMAN MINTZ, GERSON PAKULA,
       JOSEPH A. SASENICK, ELLIOTT J. SIFF, WILLIAM G. SPEARS, AARON STERN
                            (Full title of the plans)

                                JOHN P. RICHARDS
                            Executive Vice President
                               Alcide Corporation
                             8561 154th Avenue N.E.
                               Redmond, WA   98052
                                 (206) 882-2555
           (Name, address, and Telephone Number of agent for service)
                       __________________________________

                                    Copy to:

                               JAMES R. LISBAKKEN
                                  PERKINS COIE
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington  98101-3099
                             _______________________

                         CALCULATION OF REGISTRATION FEE
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

                                               Proposed
       Title of               Amount          Maximum       Proposed Maximum          Amount of
    Securities to             to be       Offering Price       Aggregate             Registration
     be Registered          Registered     Per Share (1)    Offering Price (1)         fee (1)
    --------------          ----------    --------------    ------------------       ------------
Common Stock, $.01 par
value per share

1993 Stock Option Plan        250,000(2)        $25.00          6,250,000           1,812.50

Options to Purchase
Shares of Common Stock
Granted to:                     3,338            25.00             83,450              24.20
     Don Chaifetz               3,279            25.00             81,975              23.77
     Irwin Engelman
     Roland M.                  2,500            25.00             62,500              18.12
     Hendrickson                4,275            25.00            106,875              30.99
     Thomas L. Kempner          5,000            25.00            125,000              36.25
     Nelson Levy                3,859            25.00             96,475              27.98
     Norman Mintz               3,765            25.00             94,125              27.30
     Gerson Pakula             59,451 *          25.00          1,486,275             431.02
     Joseph A. Sasenick         1,232            25.00             30,800               8.93
     Elliott J. Siff            3,969            25.00             99,225              28.78
     William G. Spears         20,062            25.00            501,550             145.45
     Aaron Stern
          Total               360,730(2)        $25.00         $9,018,250          $2,615.29


*    Includes 46,000 shares in trust for family members.

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(2) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the 1993 Stock Option Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     Alcide Corporation (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995 filed pursuant to Section 13 of the 1934 Act.

     (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 8, 1983 pursuant to Section 12(g) of the 1934 Act.


     All documents filed by the Company pursuant to Sections 13(a), 13(c) , 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by references and to be part hereof from the date of filing of such documents.

     All other reports filed by the Company pursuant to Section 12(a) or 15(d) of the 1934 Act since the fiscal year covered by the Form 10-K referred to in
(2) above.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Sections 102 and 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omission not in good faith or which involve unintentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholder's derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Registrant's by-laws provide for indemnification of officers, directors and employees and the Company has entered into an indemnification agreement ("Indemnification Agreement") with each officer and director of the Registrant (an "Indemnitee"). Under the by-laws and these Indemnification Agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Delaware Law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Registrant. The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

     The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

     There is no material litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation which might result in a claim for indemnification by any director or officer.

Item 8.   EXHIBITS.


Exhibit
Number                           Description
-------------------------------------------------------------------------------
5.1 Opinion of Perkins Coie as to the legality of the Common Stock being registered.

23.1      Consent of Deloitte and Touche LLP.

23.2      Consent of Arthur Andersen LLP.

23.3      Consent of Perkins Coie is contained in its opinion included as
          Exhibit 5.1 hereby.

24.1 Power of Attorney is contained on the signature page of this Registration Statement.

99.1      1993 Stock Option Plan.

99.2      Form of Option Agreement.


Item 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on February 5, 1996.



                                   ALCIDE CORPORATION



                                   By:  s/
                                        ---------------------------------------
                                        John P. Richards
                                        Vice President and Chief
                                        Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Richards, his true and lawful attorney-in-fact and agent, with full power of substitution for him and his name, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement to which this power relates and all exhibits thereto and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in -fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the Corporation indicated on February 6, 1996.

Signature                                    Title


s/                                           Executive Vice President and
-----------------------------------
John P. Richards                             Chief Financial Officer


s/                                           Director
-----------------------------------
Thomas L. Kempner


s/                                           Director, President,
-----------------------------------
Joseph A. Sasenick                           Chief Executive Officer


s/                                           Director
-----------------------------------
William G. Spears


s/                                           Director
-----------------------------------
Aaron Stern


s/                                           Director
-----------------------------------
Kenneth N. May

                                INDEX TO EXHIBITS



                                                                Sequentially
 Exhibit                                                        Numbered Page
 Number                        Description

      5.1 Opinion of Perkins Coie as the legality of the Common Stock being registered.

     23.1  Consent of Deloitte and Touche LLP.
     23.2  Consent of Arthur Andersen LLP.

     23.3 Consent of Perkins Coie is contained in its opinion included as Exhibit 5.1 hereby.

     24.1 Power of Attorney is contained on the signature page of this Registration Statement.

     99.1  1993 Stock Option Plan.
     99.2  Form of Option Agreement.